Exhibit 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) dated as of April 29, 2015 (the “Effective Date”), by and among EXLSERVICE HOLDINGS, INC., a Delaware corporation (together with its successors and assigns, “Holdings” or the “Company”, and together with any subsidiaries of Holdings, the “Companies”), and Rohit Kapoor (the “Executive”).

W I T N E S S E T H :

A. The Companies and Executive are currently parties to an Amended and Restated Employment and Non-Competition Agreement dated as of December 16, 2008 (as amended and renewed through the date hereof, the “Current Employment Agreement”).

B. The Company desires to continue to employ Executive, and Executive is willing to continue to be employed by the Company, on the terms and conditions set forth in this Agreement, which shall supersede the Current Employment Agreement, effective as of the Effective Date.

C. Executive acknowledges that (i) Executive’s continued employment with the Company will provide Executive with trade secrets of and confidential information concerning the Companies and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Companies.

Accordingly, in consideration of the premises and the respective covenants and agreements of the parties set forth below, and intending to be legally bound hereby, the parties agree as follows:

Section 1. Employment. The Company hereby continues to employ Executive, and Executive hereby accepts such continued employment, on the terms and conditions set forth in this Agreement. Executive represents that Executive is not a party to any agreement that restricts Executive’s right or ability to freely carry out Executive’s duties hereunder.

Section 2. Employment Term. Subject to the provisions of Section 7 of this Agreement, the term of the Executive’s employment under this Agreement shall commence on January 1, 2015 and end on December 31, 2017 (the “Initial Employment Term”); provided, however, that the Initial Employment Term shall be automatically extended for successive twelve (12) month periods unless, no later than 120 days prior to the expiration of the Initial Employment Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or his desire not to extend the Employment Term hereof (the Initial Employment Term together with any extension shall be referred to hereinafter as the “Employment Term”).

Section 3. Duties, Authority, Status and Responsibilities.

(a) Executive shall serve as the Chief Executive Officer of the Company, and in such other position as the Board of Directors of the Company (the “Board”) may from time to time reasonably determine, subject at all times to the direction, supervision and authority of the Board. Executive’s duties shall include such duties as the Board may from time to time reasonably assign. The Company agrees to provide Executive such assistance and work accommodations as are suitable to the character of his positions with the Company and adequate for the performance of his duties. The Executive shall be based at the Company’s executive offices in the metropolitan New York City area.

(b) During the Employment Term and except as otherwise agreed by the Company, Executive shall devote Executive’s full employable time, attention and reasonable best efforts to the business affairs of the Companies (except during vacations or illness) and will not actively engage in outside activities, whether or not such activity is pursued for gain, profit or other pecuniary advantage unless such activity (and the amount thereof) is approved by the Board; provided, that, nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs and (ii) managing Executive’s personal investments and affairs, so long as such activities (x) do not interfere, other than in an immaterial way, with the performance of Executive’s duties and responsibilities hereunder, (y) adversely impact the business or reputation of the Company or any of its affiliates, or (z) constitute a breach of any of Sections 9 through 11 hereof (it being understood that Board approval shall remain required for any foregoing activities engaged in at or on behalf of business organizations. Executive’s list of approved outside activities with a description of the nature, scope and time commitment for each of such outside activities is attached hereto as Schedule 3(b) (the “Outside Activities”)1 (it being understood that such approval is based on the descriptions set forth in Schedule 3(b) and the level of activity and the nature of the activities remains consistent with the description set forth therein). The Board may request Executive to take reasonable steps to terminate an affiliation with any entity listed on Schedule 3(b) as promptly as practicable, but, in any event, no later than three (3) months after such request (provided, however, if Executive is required to divest any equity securities, Executive shall have six (6) months from the date of such request to dispose of such securities), if, in the Board’s reasonable determination, Executive’s affiliation with any such entity listed on Schedule 3(b) presents, or would present, a material harm to the reputation, business or prospects of the Company. Subject to Executive’s election or appointment as such, Executive further agrees to serve (without additional compensation) if so designated by the stockholders of the Companies, as applicable, during the Employment Term as a director and a

[1]	Schedule to be updated by Executive.

member of any committee of the board of directors of any of the Companies. In addition to the other titles and responsibilities described in this Section 3, if requested by the Board, Executive shall serve (without additional compensation) during the Employment Term as an officer of any of the subsidiaries of the Company.

Section 4. Cash Compensation.

(a) Subject to paragraph (b) below, during the Employment Term, Executive shall receive an annual base salary (the “Base Salary”) of SIX HUNDRED THOUSAND AND 00/100 DOLLARS ($600,000) (the “Initial Base Salary”). Notwithstanding the provisions of Section 4(b), the Base Salary shall be reviewed no less frequently than annually during the Employment Term for increase, if any, in the sole discretion of the compensation committee of the Board (“Compensation Committee”). The Base Salary shall not be decreased at any time, or for any purpose, during the Employment Term, unless a Company-wide decrease in pay is implemented. In such case, any decrease in the Base Salary shall be no greater, as a percentage of the Base Salary, than the lowest percentage decrease in the base salary of any other member of the Company’s senior management. The Base Salary shall be payable in accordance with the customary payroll practices of the Company for salaried employees.

(b) Executive shall have an opportunity to receive an annual cash bonus equal to 100% of Base Salary at target, with a maximum payment of no greater than 200% of Base Salary, with respect to each calendar year that ends during the Employment Term. The Compensation Committee shall determine the criteria and thresholds at which the target and maximum bonus shall be earned, as well as the level of attainment of the bonus criteria below which no bonus shall be earned, and the level of attainment at which a bonus of other than 100% or 200% of Base Salary shall be earned. To the extent there are extraordinary events such as acquisitions or dispositions, targets will be amended by the Board to reflect those events. Executive shall be paid Executive’s annual cash bonus (if any) when bonuses are paid generally to senior officers of the Company following completion of the audited financial statements of the Company. Such bonus shall be paid no later than December 31 of the calendar year following the year in which such bonus is earned. With respect to any tax year in which the Company is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), the Committee may determine to take such actions as shall be necessary to preserve the tax deductibility of the bonus. In that event, this Section 4(b) shall construed in a fashion that achieves that goal.

Section 5. Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred by Executive (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder during the Employment Term; provided that Executive shall promptly and properly account therefor in accordance with the Company’s expense policy.

Section 6. Other Benefits.

(a) Benefit Plans, etc. During the Employment Term, Executive shall (i) be able to participate in all employee benefit plans and programs that are currently made available to the Company’s senior executives generally or to its employees generally, including, without limitation, pension, profit-sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other employee welfare benefit plan or program that may be sponsored by the Company from time to time, whether funded or unfunded, and (ii) receive such additional fringe benefits and perquisites as the Board may, in its sole discretion, from time to time determine. Nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs, benefits or perquisites.

(b) Tax Planning Assistance. The Company shall reimburse Executive up to $12,000 for expenses incurred during the Employment Term in connection with personal tax and estate planning.

(c) Vacations. Executive shall be entitled to four (4) weeks vacation with pay during each year that ends during the Employment Term. Vacations shall not be taken in a manner which will unreasonably interfere with Executive’s duties hereunder. Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executives.

(d) Travel. See Schedule 6 attached hereto.

(e) Transportation. See Schedule 6 attached hereto.

(f) Relocation. If Executive relocates his residence at the request of the Company during the Employment Term, the Company shall reimburse Executive for the cost of relocating himself and his immediate family, as reasonably determined at such time by the Board.

(g) Additional Fringe Benefits. During the Employment Term, Executive shall be entitled to additional benefits listed on Schedule 6 hereto.

(h) Equity Awards. Executive shall be eligible to receive equity-based awards annually during the Employment Term. The Compensation Committee shall have the sole discretion to determine the amount and form of any such awards; provided that in making such determination it shall take into account (i) an aggregate “baseline” value equal to the value of 75,000 shares of Series B common stock of Holdings (“Common Stock”), (ii) the Company’s performance against budget since the grant date of the immediately preceding annual equity-based awards to Executive and (iii) any changes in market compensation of similarly situated executives since the grant date of the immediately preceding annual equity-based awards to Executive. The baseline value for such annual equity-based awards is subject to review for increase at the discretion of the Board. Executive agrees that if the Company changes its annual equity grant determinations to use a dollar-denominated basis (as contrasted with share-denominated basis), Executive’s annual equity-based awards shall also be determined on a dollar-denominated basis, and the “baseline” value for such purpose shall equal the value of the most recently awarded annual equity-based award to Executive. The definitive terms of each such equity-based award shall be consistent with the terms of this Agreement and no less favorable to Executive than the terms applicable to any corresponding award to any of Executive’s direct reports, except that the vesting of any such award shall be no less favorable than on an annual ratable basis over four years from the date of grant.

In addition to the annual award granted in 2015, Executive shall receive a special one-time grant of performance-based restricted stock units pursuant to the form of grant agreement attached hereto as Exhibit A.

(i) Timing of Certain Payments. To the extent that any reimbursements pursuant to Sections 5 or 6 constitute “deferred compensation” under Section 409A (as defined below), any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Sections 5 or 6 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

Section 7. Termination. The Employment Term and Executive’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death. In that event, Executive’s estate shall be entitled to a lump sum payment equal to a pro-rata portion of the projected bonus amount for the year during which the death occurs, as reasonably determined by the Compensation Committee, such pro-rata portion to be paid in cash as soon as practicable and in all events within thirty (30) days after the Termination Date. Following any termination of Executive’s employment hereunder pursuant to this Section 7(a), and except as set forth in Sections 7(g), 7(h) and 7(i) below, the Company shall have no further obligation to pay any compensation, or provide any benefits, under this Agreement.

(b) Disability. Either Party may terminate Executive’s employment hereunder for Disability. “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities under this Agreement for a period of 180 consecutive days. In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations which are relevant to a determination of whether Executive is mentally and/or physically disabled and (ii) agrees to furnish such medical information as may be reasonably requested, and to waive any applicable physician-patient privilege that may arise because of such examination.

In the event of Executive’s physical or mental incapacity which the Board reasonably determines is likely to result in Disability, the Company may temporarily remove Executive’s job title and relieve him of his responsibilities until the time when Executive returns to his employment in the same capacity as prior to such incapacity or is terminated in accordance with this Section 7(b), and such removal of title shall not constitute the removal of title (as contemplated by clause (B) of Section 7(d)) for the purpose of determining “Good Reason’ (as defined below). Notwithstanding the foregoing, if Executive resumes his duties within 180 days of such incapacity, his title and position shall be reinstated.

Following any termination of Executive’s employment hereunder pursuant to this Section 7(b), except as (i) set forth in Sections 7(g), 7(h) and 7(i) below, and (ii) for payment of pro-rata portion of the projected bonus amount for the year during which the termination due to Disability occurs, as reasonably determined by the Compensation Committee, such pro-rata portion to be paid in cash as soon as practicable and in all events within thirty (30) days following the Termination Date, the Company shall have no further obligation to pay any compensation or provide any benefits under this Agreement.

(c) Termination for Cause; Voluntary Termination; Executive’s Non-Extension of the Employment Term. The Employment Term and Executive’s employment hereunder (i) may be terminated by the Company for “Cause” (as defined below) by written notice, specifying the grounds for Cause in reasonable detail, (ii) may be terminated by Executive “voluntarily” (that is, other than for Disability or Good Reason in accordance with Section 7(b) or 7(d)) and (iii) shall terminate upon expiration of the Employment Term due to Executive’s giving the Company a notice of his desire not to extend the Employment Term in accordance with Section 2. “Cause” shall mean:

(A) a final non-appealable conviction of, or a pleading of no contest to, (i) a crime of moral turpitude which causes serious economic injury or serious injury to the Company’s reputation or (ii) a felony; or

(B) fraud, embezzlement, gross negligence, self-dealing, dishonesty or other gross and willful misconduct which has caused serious and demonstrable injury to the Company;

(C) material violation by Executive of any material Company policy, which, if curable, is not remedied within fifteen (15) days after Executive’s receipt of written notice from the Company specifying such violation in reasonable detail;

(D) willful and continuing failure to substantially perform Executive’s duties (other than for reason of physical or mental incapacity) which failure to perform continues beyond fifteen (15) days after a written demand for substantial improvement in Executive’s performance, identifying specifically and in detail the manner in which improvement is sought, is delivered to Executive by the Company; provided that a failure to achieve performance objectives shall not by itself constitute Cause and no act or failure to act by Executive shall be considered “willful” unless done or failed to be done by Executive in bad faith and without a reasonable belief that Executive’s actions or omission was in the best interest of the Company;

(E) Executive’s failure to reasonably cooperate in an investigation involving the Company by any governmental authority;

(F) Executive’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations, including, without limitation, a knowing and intentional failure to comply with the Prevention of Corruption Act of India, 1988, or the United States Foreign Corrupt Practices Act of 1977, as amended; provided, that, if all of the following conditions exist, there will be a presumption that Executive has acted in accordance with such applicable laws: Executive is following, in good faith, the written advice of counsel, such counsel having been approved by the Board as outside counsel to the Company for regulatory and compliance matters, in the form of a legal memorandum or a written legal opinion, and Executive has, in good faith, provided to such counsel all accurate and truthful facts necessary for such counsel to render such legal memorandum or written legal opinion;

(G) Executive’s failure to use his best reasonable efforts to follow the lawful directives of the Board which is not remedied within fifteen (15) days after Executive’s receipt of written notice from the Company specifying such failure in reasonable detail;

(H) Executive’s use of alcohol or drugs which materially interferes with the performance of his duties;

(I) Executive’s failure to take the reasonable steps necessary to terminate his affiliation with any entity listed on Schedule 3(b) within six months after being requested by the Board, pursuant to Section 3(b) hereof, to take such action; or

(J) Executive’s material breach of a material provision of this Agreement which is not remedied within fifteen (15) days after Executive’s receipt of written notice from the Company specifying such breach in reasonable detail.

Following any termination or expiration of the Employment Term and Executive’s employment hereunder pursuant to this Section 7(c), and except as set forth in Sections 7(g), 7(i), and (only in the case of expiration of the Employment Term due to notice or non-extension from the Executive) 7(h), Executive shall not be entitled to receive any further compensation or payments under this Agreement.

(d) Termination with Good Reason; Without Cause; Company’s Non-Extension of the Employment Term. The Employment Term and Executive’s employment hereunder (i) may be terminated by Executive with Good Reason, (ii) may be terminated by the Company “Without Cause” (that is, other than for Disability or Cause in accordance with Section 7(b) or 7(c)) and (iii) shall terminate upon expiration of the Employment Term due to the Company’s giving Executive a notice of its desire not to extend the Employment Term in accordance with Section 2. “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any of the following events:

(A) a substantial reduction of Executive’s duties or responsibilities, or Executive being required to report to any person other than the Board, or an adverse change in Executive’s job title as Chief Executive Officer of the Company; provided that, if there is a “Change of Control” (as defined below) and Executive retains similar title and similar authority with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change of Control, the parties agree that any change in the title of Executive shall not constitute a significant reduction of Executive’s duties and authorities hereunder; it being understood that (y) “Good Reason” shall be deemed to exist if Executive is no longer the chief executive officer of the Company or any entity that acquires the Company, and (z) if the common stock of the Company ceases to be publicly traded on a national securities exchange, then “Good Reason” shall be deemed not to exist if thereafter Executive continues to be the chief executive officer of the Company (or any entity that acquires the Company) and he remains the principal senior-most executive with overall authority (subject to the approval of the Board or the board of directors or equivalent governing body of any entity that acquires the Company over operating plans and budgets;

(B) a reduction of Executive’s then Base Salary or annual cash bonus opportunity to below 100% of Base Salary at target other than that described in Section 4(a);

(C) a change in the office or location in the metropolitan New York City area where Executive is based on the Effective Date of more than thirty (30) miles, which new location is more than thirty (30) miles from Executive’s primary residence in the metropolitan New York City area; or

(D) a breach by the Company of any material term of the Employment Agreement;

provided that, a termination by Executive with Good Reason shall be effective only if, within 45 days following Executive’s first becoming aware of circumstances giving rise to Good Reason: (x) Executive delivers a written notice to the Company that describes such circumstances in reasonable detail and requests cure; (y) the Company fails to cure such circumstances within 30 days following its receipt of such notice; and (z) Executive delivers a Notice of Termination with Good Reason to the Company within 15 days after such cure period has expired.

(e) Severance. If Executive’s employment hereunder is terminated pursuant to Section 7(d) hereof, Executive will be entitled to:

(i) payments aggregating 24 months of Base Salary, plus payment of Executive’s actual bonus earned for the year of termination determined (in accordance with the Company’s annual incentive plan and customary practices) as if Executive had remained employed for the full year in which Executive’s employment hereunder terminates and thereafter until the date that the bonus is actually determined and paid, such Base Salary to be paid ratably (subject to Sections 7(m), 7(n) and 12(s)(ii) below, and in accordance with Company’s existing payroll practices but no less frequently than monthly) during the period that commences on the Termination Date and that ends on the second anniversary of such date, and such actual bonus, if any, to be paid ratably (subject to Sections 7(m), 7(n) and 12(s)(ii) below, and in accordance with the Company’s existing payroll practices but no less frequently than monthly) during the period that commences as of the date that the Compensation Committee has determined such bonus amount and ends on the second anniversary of the Termination Date, provided however, that any payment that would otherwise be due under this Section 7(e)(i) prior to the first payroll date that follows the 60th day after the Termination Date shall be accumulated and paid on such first payroll date (but not later than 90 days after the Termination Date, or, if earlier, March 15th of the year following the year in which the Termination Date occurs).

(ii) continuation (subject to Sections 7(m), 7(n), and 12(s)(ii) below) of any life insurance coverage provided pursuant to Section 6(a) for the eighteen (18) month period immediately following the Termination Date so long as such continuation of coverage is permitted under the Company’s benefit plans and applicable law; provided, that, such coverage shall terminate if Executive commences employment with a subsequent employer within the applicable period;

(iii) with respect to outstanding equity-based awards that were part of the Company’s annual equity grant cycle (and not any one-time or “special” grants), Executive shall be treated as if he were still employed by the Company for a period of two years following the Termination Date; for clarity, there shall be no acceleration of vesting; Executive shall be permitted to continue to vest in such awards on the same schedule that he would have vested in such awards had he continue to be employed during such two-year period (subject, in the case of any such awards that are subject to performance-based vesting in addition to service-based vesting, to the achievement of the applicable performance criteria), and if such awards do not vest by their terms by the end of such two-year period, such awards shall be forfeited (and any such awards that could not possibly vest by the end of such two-year period shall be forfeited immediately upon the Termination Date); and

(iv) the benefits set forth in Sections 7(g), 7(h) and 7(i).

Following any termination of Executive’s employment hereunder that is governed by Section 7(d), and except as provided in this Section 7(e), Executive shall not be entitled to receive any compensation or payments under this Agreement.

(f) Termination Following a Change of Control. Notwithstanding anything in this Section 7 to the contrary, if Executive’s employment hereunder is involuntarily terminated by the Company Without Cause, or if Executive terminates his employment hereunder with Good Reason in accordance with Section 7(d), in each case within 12 months following a Change of Control, or if Executive’s employment hereunder is involuntarily terminated by the Company prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or anticipation of a Change in Control, then Executive shall receive, in complete satisfaction of all payments (including severance) due under this Agreement, (i) a lump sum payment equal to 24 months of Base Salary and (ii) payment of Executive’s actual bonus earned for the year of termination as determined in accordance with the Company’s annual incentive plan and customary practices as if Executive had remained employed hereunder for the full year in which Executive’s employment terminates and thereafter until the bonus is actually determined and paid. The payment referred to in subclause (i) of this Section 7(f) shall be paid (without duplication of payments previously made in respect of Base Salary under Section 7(e)(i) above, and subject to Sections 7(m), 7(n) and 12(s)(ii) below) on the first payroll date following (but not more than one month after or, if earlier, March 15th of the year following the year in which occurs) the later of (x) the 60th day after the Termination Date and (y) the occurrence of the Change in Control. The payment referred to in subclause (ii) of this Section 7(f) shall be paid (without duplication of payments previously made in respect of such bonus under Section 7(e)(i) above, and subject to Sections 7(m), 7(n) and 12(s)(ii) below) on the first payroll date following (but not more than one month after or, if earlier, March 15th of the year following the year in which occurs) the latest of (x) 60th day after the Termination Date, (y) the date that the bonus is determined, and (z) the occurrence of the Change in Control. In addition, upon a termination of employment described in this Section 7(f), (A) Executive shall receive the benefits set forth in Sections 7(g), 7(h) and 7(i), and (B) all unvested equity-based awards granted to Executive on or after September 30, 2006 shall become fully vested and, in the case of stock options, fully vested and exercisable.

(g) Post-Termination Health Insurance. On any termination of Executive’s employment hereunder by the Company Without Cause or by Executive other than (x) due to death or Disability, (y) upon expiration of the Employment Term due to Executive’s giving the Company a notice of his desire not to extend the Employment Term in accordance with Section 2, or (z) by Executive without Good Reason, the Company shall pay on behalf of Executive and his eligible dependents the cost of continued coverage under the Company’s group health plan for eighteen (18) months following the Termination Date in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to such persons making timely elections to continue such coverage pursuant to COBRA and satisfaction of COBRA’s eligibility requirements and other terms, conditions, restrictions and exclusions. Should COBRA coverage become unavailable due to the Company’s failure to maintain a group health plan, the Company shall reimburse Executive and his dependents for the premium cost of comparable coverage obtained directly by Executive and his dependents for the balance of the 18 month period. The Company’s obligation to pay such premium costs shall cease at the time Executive (or, in the case of Executive’s death, his eligible dependents) become eligible for comparable health benefits from another employer. Without limiting the generality of the foregoing, following any termination of Executive’s employment hereunder (other than by the Company for Cause), the Company shall continue to provide Executive with health coverage under the Company’s group health plan, subject to the terms and conditions of such plan as in effect from time to time, provided that with respect to coverage for periods from and after the later of (1) the date that is eighteen (18) months following the Termination Date and (2) the date Executive ceases to be a member of the Board, Executive shall reimburse the Company for its costs of providing this coverage to Executive (and his dependents, as applicable), and provided further that if Executive ceases to be a member of the Board prior to the date that is eighteen (18) months following the Termination Date, Executive shall also reimburse the Company for such costs during the remaining portion of such 18-month period unless the Company is obligated to pay such costs pursuant to the first sentence of this Section 7(g). All such reimbursements pursuant to the preceding sentence shall be made within 30 days following delivery to Executive by the Company of an invoice therefor. In addition, if Executive elects COBRA coverage following the cessation of his employment for any reason whatsoever (whether paid by the Company or Executive), the Company will, at the request of Executive, facilitate and use commercially reasonable efforts to cause the conversion of his Company group health insurance coverage to an individual policy upon the expiration of Executive’s eligibility for COBRA coverage; provided that the foregoing is not intended to be a guarantee by the Company that such conversion will be available to Executive at that time. Any payment made, or benefit provided, to Executive under Section 7(e)(ii) or under this Section 7(g) shall be paid as soon as practicable after it becomes due but in no event (subject to Sections 7(m), 7(n) and 12(s)(ii) below) later than the third calendar year following the calendar year in which Executive’s “separation from service” (as defined in Section 409A) occurs.

(h) On any termination of Executive’s employment hereunder by the Company Without Cause, or by Executive other than (x) due to death or Disability, (y) upon expiration of the Employment Term due to Executive’s giving the Company a notice of its desire not to extend the Employment Term in accordance with Section 2, or (z) without Good Reason, prompt payment or provision of any bonus for any calendar year that ended prior to the Termination Date to the extent unpaid, payable as soon as practicable and (subject to Sections 7(n) and 12(s)(ii) below) in all events within thirty (30) days following the Termination Date, and determined on no less favorable a basis than would have applied if Executive had remained employed hereunder through the date the bonus is fully paid (each, a “Prior Year Unpaid Bonus”).

(i) On any termination of his employment hereunder, Executive shall be entitled to: (i) payment of (x) any accrued but unpaid Base Salary and vacation days and (y) any unreimbursed expenses under Section 5 that were accrued or incurred through the Termination Date, each of (x) and (y) to be paid in cash as soon as practicable and in all events within thirty (30) days following the Termination Date, and (ii) prompt payment or provision (subject to Sections 7(n) and 12(s)(ii) below) of any amounts or benefits then or thereafter due under applicable law or under the then-applicable terms of any applicable written plan, program, agreement, or arrangement of the Company or its affiliates, other than severance plans or policies (any amount or benefit described in this Section 7(i) being an “Accrued Obligation”.

(j) As used in this Agreement, “Change of Control” means

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change of

Control: (I) any acquisition by the Company or (i) any entity that directly or indirectly is controlled by, controls or is under common control with the Company and (ii) to the extent provided by the Compensation Committee, any entity in which the Company has a significant equity interest (“Affiliate”) on the Effective Date, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (III) any acquisition which complies with clauses (A), (B) and (C) of subsection (v) of this Section 7(h), or (IV), any acquisition by Executive or any group of persons that include Executive (or any entity controlled by Executive or any group of persons that includes Executive);

(ii) individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of a registration statement of the Company describing such person’s inclusion on the Board, or a proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii) the dissolution or liquidation of the Company;

(iv) the sale, transfer or other disposition of all or substantially all of the business or assets of the Company; or

(v) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

(k) Notice of Termination. No termination of Executive’s employment hereunder (other than a termination pursuant to Section 7(a)) by the Company or by Executive (each, a “Party”) shall be effective until written notice of termination (the “Notice of Termination”) has been given to the other Party hereto in accordance with Section 8. In the case of a termination by the Company Without Cause, such notice shall be given not less than thirty (30) days prior to the Termination Date. In the case of a resignation by Executive without Good Reason, such notice shall be given not less than thirty (30) days prior to the Termination Date. If the Board concludes it is prepared to immediately terminate Executive for Cause (other than due to the conviction of Executive of a felony), the Board shall put Executive on a leave of absence during which time Executive will forfeit his title and responsibilities but will be provided with an opportunity to appear before the Board, at Executive’s election and with counsel if he so chooses, to present arguments and evidence on his own behalf, at a date and time, not later than the thirtieth (30th) day following the date of delivery of the Notice of Termination, specified by the Board. Following such hearing, the Board, by an affirmative vote of a majority of its members (not to include Executive if Executive is a member of the Board), shall make a final determination within fourteen (14) days after the date of the hearing, that the action or inaction by Executive specified in the Notice of Termination constitutes, or does not constitute, termination for Cause. If the Board determines that Executive is not terminated for Cause, the Board shall take any reasonable steps necessary to reinstate Executive in his prior position, with the same title and responsibilities that Executive held prior to receiving the Notice of Termination for Cause described herein.

(l) Termination Date. “Termination Date” shall mean (i) if Executive’s employment hereunder is terminated by Executive’s death, the date of Executive’s death, (ii) if Executive’s employment hereunder is terminated for Cause in accordance with Section 7(c), the date specified in the Notice of Termination, (iii) if Executive’s employment hereunder terminates upon expiration of the Employment Term due to notice of non-extension pursuant to Section 2, the date that the Employment Term expires, (iv) if Executive’s employment hereunder is terminated by Executive with Good Reason in accordance with Section 7(d), no later than ten (10) days after the date on which he delivers a Notice of Termination to the Company, and (v) if Executive’s employment hereunder is terminated for any other reason, thirty (30) days after the date on which a Notice of Termination is delivered, but not earlier than the expiration of any applicable cure period provided for herein.

(m) Conditions to Severance. Executive’s entitlement to payments and benefits under Sections 7(e), 7(f) and 7(g) above (other than Accrued Obligations) shall be (i) conditioned upon Executive’s having provided, within sixty (60) days following the termination of Executive’s employment, an irrevocable waiver and general release of claims in substantially in the form attached hereto as Exhibit B, that has become effective in accordance with its terms, and (ii) subject to the Executive’s not having committed a material breach of the provisions of Sections 9 through 11 of this Agreement that, if curable, has remained uncured for 15 days after the Company has given Executive written notice specifying the breach in reasonable detail and requesting cure, and (iii) if requested by the Company, Executive’s resignation, as of the date of such termination of employment or such other date requested, from the Board and all committees thereof (and, if applicable, from the board of directors (and all committees thereof) of any affiliate of the Company.

(n) 280G Provision. In the event that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive, constitute “excess parachute payments” under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), is determined to be subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”), the amount of excess parachute payments which would otherwise be payable to Executive or for Executive’s benefit shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, Executive would be entitled to receive and retain, on a present-value net-after-tax basis (including, without limitation, after any excise taxes payable under Section 4999 of the Code), an amount of the Parachute Amount which is greater than the amount, on a present-value net-after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. If the determination made pursuant to this Section 7(l) results in a reduction of the payments that would otherwise be paid to Executive except for the application of this Section 7(l), such reduction in payments shall be first applied to reduce any cash severance payments that Executive would otherwise be entitled to receive hereunder (in the reverse chronological order, and thus with last payment reduced first), and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Executive to additional taxation under Section 409A of the Code.

Section 8. Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) on the second business day following the day such notice or other communication is sent, for next-day or next-business-day delivery, by a nationally-recognized overnight courier, (c) when sent by facsimile if the date of delivery is a business day, or otherwise on the next business day, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail; provided that in the case of delivery in accordance with Section 7(c) or 7(d), a written acknowledgment of receipt is obtained.

The address for any notice to Executive shall be:

his last known home address on file at the Company, with a copy during the Employment Term to Executive at his principal office at the Company with a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Phone: (212) 735-8833

Fax: (212) 735-8708

Attn: Robert M. Sedgwick, Esq.

to the Company:

ExlService Holdings, Inc.

350 Park Avenue, 10th Floor

New York, NY 10022

Fax: (212) 892-1534

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Fax: (212) 492-0237

Attention: Lawrence I. Witdorchic, Esq.

or such other address or fax number as such Party has designated by notice given to the other Party in accordance with this Section.

Section 9. Covenant Not To Compete.

(a) Executive acknowledges that the services he is to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Companies of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, Executive as herein above set forth, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated herein and any additional benefits stated herein, and other good and valuable consideration, Executive covenants and agrees that during the Employment Term and during the “Non-Competition Period,” as defined below, Executive shall not, directly or indirectly, enter into the employment of, tender consulting or other services to, acquire any interest in (whether for Executive’s own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, trustee or otherwise), or otherwise participate in any business that competes, directly or indirectly, with any of the Companies (i) in the same lines of business in the business process outsourcing industry that the Companies are engaged in at the time Executive’s employment is terminated, or if Executive is an employee of any of the Companies, at the time Executive is accused of being in competition with any of the Companies pursuant to this Section 9; (ii) in the provision of the business process outsourcing services provided by the Companies at the time Executive’s employment is terminated, or if Executive is an employee of any of the Companies, at the time Executive is accused of being in competition with any of the Companies pursuant to this Section 9; (iii) in the provision of business process outsourcing services that any of the Companies have taken substantial steps to provide to customers at the time Executive’s employment is terminated, or if Executive is an employee of any of the Companies, at the time Executive is accused of being in competition with any of the Companies pursuant to this Section 9; or (iv) in the provision of business process outsourcing services that any of the Companies are in the process of marketing to existing or potential clients that any of the Companies are taking measures to retain as clients of the Companies, at the time Executive’s employment is terminated, or if Executive is an employee of any of the Companies, at the time Executive is accused of being in competition with any of the Companies pursuant to this Section 9, during the Employment Term. Executive and the Company acknowledge that clauses (ii), (iii) and (iv) in the immediately preceding sentence shall not be deemed or interpreted to narrow or otherwise limit the scope of clause (i) of such sentence. Notwithstanding the foregoing, in the event Executive voluntarily terminates employment other than with Good Reason, Executive shall be restricted from engaging in any business process outsourcing business for one year from the Termination Date. For purposes of this Section 9, the “Non-Competition Period” shall be the one year period following the Termination Date.

(b) Notwithstanding the foregoing, nothing in this Agreement shall prevent (A) the purchase or ownership by Executive of up to two percent (2%) in the aggregate of any class of securities of any entity if such securities (i) are listed on a national securities exchange or

(ii) are registered under Section 12(g) of the Exchange Act; or (B) the direct or indirect ownership of securities of a private company; provided that Executive is only a passive investor in such company (having no role, duty or responsibility whatsoever in the management, operations or direction of such company) and owns no more than five percent (5%) in the aggregate of any securities of such company. If Executive’s employment with the Company is terminated for any reason, and after such termination Executive wishes to take any action, including without limitation, taking a position with another company, which action could potentially be deemed a violation of this Section 9, Executive shall have the right, after providing the Board with all relevant information, to request a consent to such action from the Board which consent shall not be unreasonably withheld. The Board shall respond to Executive’s request by granting or denying such consent within not more than 30 calendar days from the date the Company receives written notice of such request from Executive. If Executive disagrees with the Board’s decision relating to the consent, then the disagreement shall be resolved by arbitration under the provisions of Section 12(g) below, as modified by the following two sentences. A single third-party arbitrator (the “Arbitrator”) shall be appointed as promptly as practicable following the date Executive notifies the Company of his disagreement, and the third party Arbitrator shall make a determination with respect to whether Executive’s action would constitute a legally valid and enforceable violation of Section 9 within not more than thirty (30) days of his appointment, and such determination shall be binding on all of the parties hereto. The cost of the Arbitrator shall be borne by the Company; provided, however, if the Company substantially prevails in the arbitration, then the cost of the Arbitrator shall be borne by Executive.

Section 10. Confidential Information.

(a) Protection of Confidential Information. Executive acknowledges that the Companies have a legitimate and continuing proprietary interest in the protection of their confidential information and that they have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. During the Employment Term and at all times thereafter, Executive shall not, except with the written consent of the Company or in connection with carrying out Executive’s duties or responsibilities hereunder, furnish or make accessible to anyone or use for Executive’s own benefit any trade secrets, confidential or proprietary information of any of the Companies, including their business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists; provided, however, that such protected information shall not include either information required to be disclosed under law or pursuant to an order of a court, governmental agency, arbitration panel or other person or body with apparent jurisdiction or information known to the public or otherwise in the public domain without violation by Executive of this Section 10.

(b) Property of the Company. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Companies, whether written or stored on electronic media, made or compiled by or on behalf of Executive in the course of Executive’s employment, or made available to Executive in the course of Executive’s employment, relating to any of the Companies, or to any entity which may hereafter become an affiliate thereof, but excluding Executive’s personal effects, rolodexes (including in electronic format) and similar items, and documents and information relating to Executive’s personal entitlements and obligations, shall be the property of the Company, and shall, except as otherwise agreed by the Company, be delivered to the Company promptly upon the Termination of Executive’s employment with the Company or at any other time upon request.

Section 11. Non-Disparagement; Non-Solicit.

(a) Executive shall make no unfavorable, disparaging or negative comment, remark or statement, whether written or oral (a “Disparaging Statement”), about the Company or any of its affiliates, officers, directors, shareholders, consultants, or employees; provided that he may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction, or as otherwise required by law or legal process, and may discuss such matters in confidence with Executive’s attorney(s) and other professional advisors. During the foregoing period, the Company and its officers and directors (acting in their capacity as officers and directors of the Company) shall make no Disparaging Statement about Executive; provided that any officer or director may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction, or as otherwise required by law or legal process, and may discuss such matters in confidence with their or the Company’s attorney(s) and other professional advisors. Nothing in this Section 11(a) shall be deemed to restrict Executive (or any officers or directors of the Company) from performing their duties to the Company in good faith.

(b) During the Employment Term and for a period of one year following termination of Executive’s employment (i) Executive may not solicit, encourage, or induce or attempt to solicit, encourage, or induce any (A) current employee, marketing agent, or consultant of any of the Companies to terminate his or her employment, agency, or consultancy with any of the Companies or any (B) prospective employee with whom the Company has had discussions or negotiations within six months prior to Executive’s termination of employment not to establish a relationship with any of the Companies, (ii) induce or attempt to induce any current customer to terminate its relationship with any of the Companies or (iii) induce any potential customer with whom the Company has had discussions or negotiations within six months prior to Executive’s termination of employment not to establish a relationship with any of the Companies. Nothing in this Section 11(b) shall be deemed to restrict Executive from performing his duties to the Company in good faith during the Employment Term.

Section 12. Miscellaneous.

(a) Mitigation. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any other compensation except as specifically provided herein.

(b) Limitation of Shareholder Liability. Executive hereby acknowledges that the shareholders of Holdings are entitled to limited liability under the laws of the State of Delaware applicable to corporations and as such Executive shall not, nor shall he have the right to, make any claim against the shareholders of Holdings relating to any contest or dispute under this Agreement.

(c) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge, which writing specifically identifies the provision being modified, waived or discharged. No waiver by either party to this Agreement at any time of any breach of the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Company and (to the extent provided in Section 12(h)) its successors and assigns.

(e) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to the conflict of laws principles of such State which could cause the application of the laws of any other state.

(f) Consent to Jurisdiction and Service of Process. Any claim for injunctive relief pursuant to Section 12(k) below shall be instituted exclusively in any Federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, any claim that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim. Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(g) Dispute Resolution. Any dispute, controversy or other claim, other than claims solely for injunctive relief pursuant to Section 12(k) below, arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of such employment, shall be resolved by binding confidential arbitration, to be held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In reaching their decision, the arbitrator(s) shall have no authority (A) to authorize that any party to the arbitration take more than two depositions, (B) to change, modify or disregard any provision of this Agreement, or (C) to base any part of their decision on any common law principles that are inconsistent with the express terms of this Agreement (including, without limitation, common law principles of constructive termination). Executive agrees that he shall not bring any claim or action relating to this Agreement, his employment with the Company, or the termination of such employment against the Company’s directors, officers or shareholders and shall not be entitled to any punitive, special or consequential damages in connection with any such claim, dispute or controversy. In connection with any claim or action brought by any of the Companies or any of their respective directors or, officers or shareholders against Executive, no such person shall be entitled to any punitive, special or consequential damages. Any court or arbitrator of competent jurisdiction shall be permitted to award to Executive his costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement, provided that Executive materially prevails in such dispute.

(h) Assignment. This Agreement is a personal contract, and the rights and interests of Executive hereunder may not, during the Employment Term, be sold, transferred, assigned, pledged or hypothecated. This Agreement may not be assigned by the Company other than to a company (i) which, directly or indirectly controls, is controlled by or is under common control with the Company, or which is a successor in interest to substantially all of the business operations of the Company, and (ii) which assumes in writing or by operation of law, at the time of the assignment, the Company’s obligation to perform this Agreement; and (iii) which has sufficient capitalization to enable it to meet its assumed obligation to perform this Agreement.

(i) Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(j) Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(k) Injunctive Relief; Damages. Executive acknowledges that damages for any breach of Sections 9 through 11 of this Agreement may be difficult to determine and inadequate to remedy the harm which may be caused and, therefore, consents that such Sections may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or equity, including damages. Should any court or tribunal decline to enforce such sections of this Agreement on the basis that such provisions are overly restrictive of activities of Executive as to time, scope or geography, such provisions shall be deemed to be modified to restrict Executive’s activities to the maximum extent of time, scope and geography which such court or tribunal shall find enforceable, and such provisions shall be so enforced.

(l) Entire Agreement. This Agreement supersedes the Current Employment Agreement as in effect prior to the Effective Date. This Agreement also supersedes any representation, promises or understanding that was made or entered into in connection with negotiating this Agreement. In the event of any inconsistency between this Agreement and the terms of any other plan, program or arrangement of the Company, this Agreement shall govern.

(m) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate, executor(s), or other legal representative(s).

(n) Withholding; Tax Equalization. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations. If relevant, the Company shall provide Executive such additional compensation, if any, as is reasonably necessary to ensure that Executive’s total compensation, benefits and bonus payments have the same after-tax value as if Executive were employed in and subject to taxation only in the United States; provided, that, the Company shall reimburse Executive for the amount of the overall increase in his tax liabilities resulting solely from his work-related travel to India. These equalization payments shall include a tax restoration payment that takes into account the impact of the reimbursements. Executive agrees that if he receives a refund or other credit on his taxes, he shall repay the Company any amount in excess of the amount necessary such that the after tax amount retained by Executive is equal to the amount he would have retained had he remained employed in the United States.

(o) Registration of Shares. The Company shall, when eligible, register on Form S-8 or such other appropriate form the resale of shares of Common Stock owned by Executive pursuant to the grant or exercise of equity compensation awards held by Executive on the Effective Date or underlying equity compensation awards granted to Executive during the Employment Term. This is in addition to any registration rights Executive has under any other contract with the Company

(p) Directors’ Slate. Executive’s name shall be included on the Company’s recommended slate of directors for each stockholders meeting during the Employment Term at which Executive is eligible for reelection to the Board; provided, however, that Executive agrees to consult in good faith with the Board regarding Executive’s continued service on the Board if and to the extent the Board determines that prevailing standards of corporate governance provide that it is not appropriate for an officer of the Company to serve on the Board. Executive agrees to tender resignation from the Board upon termination of employment. In the case of Executive’s termination for any reason other than by the Company for Cause, if and only if (x) Executive continues to own 4% of the Common Stock and (y) no equity securities of the Company are then listed for trading on a national securities exchange or other quotation or trading system, Executive may, subject to the approval of the Board in its sole reasonable determination, designate an individual to be included on the Company’s recommended slate of directors for the next stockholders’ meeting at which directors of the Company are to be elected.

(q) Legal Fees. Upon the execution of this Agreement, the Company agrees to promptly pay on behalf of Executive all legal fees and expenses incurred by Executive in connection with the negotiation, drafting, and execution of this Agreement up to a maximum of $50,000.

(r) Indemnification. The Company shall indemnify and defend Executive to the fullest extent permitted by the law of the State of Company’s incorporation and the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer or director of the Company; provided, that, the Company shall not indemnify and defend Executive with respect to any claims brought against Executive relating to fraudulent or willful misconduct of the Executive, or to other acts as to which indemnification is not allowable under applicable law. Expenses incurred by Executive in defending any claim shall be paid, or reimbursed, by the Company in advance of the final disposition of such claim promptly upon receipt by the Company of an undertaking by or on behalf of Executive to repay such amount if it shall be ultimately determined that Executive is not entitled to be indemnified by the Company. In addition, Executive shall be covered, in respect of Executive’s activities as an officer or director of the Company, by the Company’s Directors and Officer liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies. Notwithstanding the foregoing, the Company’s responsibilities under this

Section 12(r) shall not apply to any claims raised against Executive after the sixth anniversary of his termination of employment. It is intended that any indemnification payment or advancement of expenses made hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any indemnification payment or advancement of expenses made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or advancement of expenses during one taxable year shall not affect the amount of the indemnification payments or advancement of expenses during any other taxable year, (ii) the indemnification payments or advancement of expenses must be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or advancement of expenses hereunder is not subject to liquidation or exchange for another benefit.

(s) Section 409A.

(i) The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) will be provided in a manner that is compliant with Section 409A (and that avoids the imposition of any “additional tax” thereunder). In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(ii) Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under Section 4(c)(i) are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).

(iii) Unless the parties to this Agreement otherwise agree in a signed writing, Executive’s employment with the Company shall end on the Termination Date, and Executive shall have no duties after the Termination Date that are inconsistent with his having had a “separation of service” on or before the Termination Date.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Employment and Non-Competition Agreement as of the date first above written.

EXLSERVICE HOLDINGS, INC.

By:	/s/ Garen K. Staglin
	Name:	Garen K. Staglin
	Title:	Chairman

ROHIT KAPOOR

By:	/s/ Rohit Kapoor
	Name:	Rohit Kapoor

Schedule 3(b)

Outside Activities

1.	CA Technologies

CA Technologies is a NYSE listed software company. Executive is a full time board member of CA Technologies and serves on its Audit and Nominating and Governance Committees. Executive has been a board member since April 2011. This requires Executive to attend scheduled board meetings in person or by telephone. There would also be additional time commitments as and when needed.

2.	Pratham

Pratham is a not for profit organization dedicated to improving education for the underprivileged children in India. Executive is on the board of the NY chapter of Pratham. This requires Executive to attend 3-4 board meetings during the year (most of which are during off business hours).

3.	ASSOCHAM

Executive is the Chairman of ASSOCHAM’s US Chapter. Executive’s time commitments are as and when needed.

4.	Personal Investments

Executive has made a few personal investments:

— a) ESTEE Advisors - a fund management company. Executive is on their Board of Advisors and spends minimal time on this activity;

— b) One Paper Lane – a technology start-up company that seeks to eliminate paper and streamline processes. Executive is on the board of this privately held company. Time commitment is minimal.

— c) other investments – no real time commitment other than to manage Executive’s personal investments.

Schedule 6

Benefits for Rohit Kapoor

1. The Executive may make use of and be reimbursed for First Class travel on company business. Additionally, once each calendar year during the Employment Term during which Executive spends at least 50% of the calendar year in India, the Company will provide, at its expense, round-trip, business-class air travel between the United States and India for Executive and his immediate family.

2. The Company shall at its expense maintain a term life insurance policy on the life of the Executive in the face amount of Five Hundred Thousand Dollars (US$500,000) payable to such beneficiaries as Executive may designate; provided that, the Executive does not have any special health risks or conditions that would cause the rate of such life insurance plan to be substantially higher than the average rate for an individual of the same age as the Executive.

3. The Company shall (i) maintain one automobile for use by the Executive and shall pay the costs of an automobile for the Executive in the United States, with lease or loan payments not to exceed $1,400 per month; (ii) pay directly or shall reimburse the Executive for the cost of insurance and fuel for such automobile; and (iii) provide the Executive with an automobile (Mercedes Benz) in India with a driver and shall pay for all costs, including insurance, repairs and fuel (such fuel payments shall cover the cost of fuel for two automobiles as the Executive uses his own car from time to time for Company business purposes) at a cost not to exceed $12,000 per annum.

4. Being that the Company has determined that Executive should have personal security while in India, Executive and his family shall be provided with personal security while in India and paid for by the Company consistent with practices and procedures.

5. The Company shall pay the initial and yearly membership fees for The Belvedere Club at The Oberoi Hotel. The fee shall be paid directly to the club. The Company shall provide certain items of furniture, telecom lines and computer hardware necessary to maintain a home office for Executive.

For the avoidance of doubt, the benefits provided pursuant to paragraphs 3, 4 and 5 of this Schedule 6 shall be provided without regard to whether Executive spends at least 50% of the calendar year in India.

6. Once each year during the Term during which the Executive resides in US, the Company will provide, at its expense, round-trip, business-class air travel between the US and India for the Executive and his immediate family. In any given calendar year, Executive shall either receive the air travel benefit provided in paragraph 1 of this Schedule 6 or the air travel benefit provided in this paragraph 6, but not both.

7. During Executive’s travel to India in connection with Company business while Executive’s domicile is in the United States, Executive shall be provided a $150.00 per diem billeting allowance for each night Executive does not stay in a hotel.

8. The Company shall pay for the annual dues for a luncheon club in India for Executive’s benefit amounting to US$1,000 per annum and the sum may be increased marginally year to year. The club membership is in Executive’s name (and paid for personally) and will remain as such as the initial fee is avoided.

9. This paragraph 9 shall apply only in the event that Executive and his immediate family have relocated their residence to India. In such event, then during the period of Executive’s and his immediate family domicile outside the United States in connection with Company business, the Company shall pay Executive an education allowance equal to the private school tuition of Executive’s children through secondary school; provided, however, that such education allowance shall not cover any costs associated with attendance at any post-secondary institution of higher learning.

EXHIBIT A

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

[SEE ATTACHED]

EXLSERVICE HOLDINGS, INC.

2006 OMNIBUS AWARD PLAN

AMENDED AND RESTATED

RESTRICTED STOCK UNIT AGREEMENT

THIS AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated June 10, 2015, but effective as of the 29th day of April, 2015 (hereinafter the “Date of Grant”) by and between ExlService Holdings, Inc. a Delaware corporation (the “Company”), and Rohit Kapoor (the “Participant”).

WHEREAS, the Company has adopted the ExlService Holdings, Inc. 2006 Omnibus Award Plan (the “Plan”), pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Stock Units as provided herein and subject to the terms set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

Section 13. Grant of Restricted Stock Units. The Company hereby grants on the Date of Grant, to the Participant 100,000 Restricted Stock Units (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). On any given date, and subject to the provisions of Section 5(b) below, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock. The Award shall vest in accordance with Section 3 and 4 hereof and settle in accordance with Section 5 hereof.

Section 14. Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein this Agreement shall be construed in accordance with the provisions of the Plan (to the extent that such provisions are consistent with the express terms of the Employment and Non-Competition Agreement, dated as of April 29, 2015, between the Company and the Participant, as from time to time amended in accordance with its terms (the “Employment Agreement”)), and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this

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Agreement (consistent with the provisions of the Employment Agreement) and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

Section 15. Vesting. The Award shall be one hundred percent (100%) unvested as of the Date of Grant. Except as otherwise provided in the Plan and this Agreement, the Award shall vest in that number of Restricted Stock Units (if any) as determined in accordance with Exhibit A (the “Earned PSUs”) as of the close of business on December 31, 2017 (the “Vesting Date”), provided (subject to Section 4, below) that the Participant remains in continuous service with the Company or any of its subsidiaries through such Vesting Date. The provisions in Section 11(d)(iv) of the Plan with respect to negative discretion shall not apply to this Award.

Section 16. Effect of Termination of Services. (i) Except as otherwise provided below, if the Participant’s employment with the Company terminates prior to the Vesting Date for any reason, all remaining Restricted Stock Units credited to the Account shall be forfeited without further consideration to the Participant.

(ii) Death; Disability. If prior to the occurrence of a Change in Control, the Participant’s employment with the Company terminates prior to the Vesting Date due to (i) the Participant’s Disability, or (ii) the Participant’s death (each as defined in, and determined under, the Employment Agreement), then, except as otherwise provided in Section 4(d), the Participant shall immediately vest in the number of Restricted Stock Units equal to 100,000, multiplied by a fraction (in no event greater than 1), the numerator of which is equal to the sum of (A) the number of days elapsed from January 1, 2015 through and including the date of termination plus (B) 365 and the denominator of which is 1,096. All remaining unvested Restricted Stock Units credited to the Account shall be forfeited without further consideration to the Participant.

(iii) Without Cause; Good Reason. If prior to the occurrence of a Change in Control, the Participant’s employment with the Company terminates prior to the Vesting Date due to (i) the Company’s termination other than for Cause, or (ii) the Participant’s resignation for Good Reason (each as defined in, and determined under, the Employment Agreement), then, except as otherwise provided in Section 4(d), the Participant shall immediately vest in the number of Restricted Stock Units equal to the number of Restricted Stock Units determined in accordance with Exhibit B (based on the Company’s Average Stock Price as of the date of the termination of employment), multiplied by a fraction (in no event greater than 1), the numerator of which is equal to the sum of (A) the number of days elapsed from January 1, 2015 through and including the date of termination plus (B) 365 and the denominator of which is 1,096. All remaining unvested Restricted Stock Units credited to the Account shall be forfeited without further consideration to the Participant.

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(iv) Change in Control. If a Change in Control occurs while the Restricted Stock Units are still outstanding, then the Participant shall be deemed to have earned the number of Restricted Stock Units (the “Earned CIC RSUs”) determined in accordance with Exhibit A (based on the Company’s Average Stock Price as of the date of the Change in Control). All remaining unvested Restricted Stock Units credited to the Account shall be forfeited without further consideration to the Participant. As of the occurrence of such Change in Control, the Earned CIC RSUs shall convert into solely service-based Restricted Stock Units which shall cliff vest on the Vesting Date, provided that the Participant remains in continuous service with the Company or any of its subsidiaries through such date; provided, further, that if the Participant’s employment with the Company terminates upon or after the occurrence of such Change in Control and prior to the Vesting Date, due to (i) the Company’s termination other than for Cause, (ii) the Participant’s Disability, (iii) the Participant’s death or (iv) the Participant’s resignation with Good Reason (each as defined in, and determined under, the Employment Agreement), then the Participant shall immediately vest as of the date of termination in a number of Restricted Stock Units (the “Qualifying Termination RSUs”) equal to the product of (x) the Earned CIC RSUs multiplied by (y) a fraction (in no event greater than 1), the numerator of which is equal to the sum of (A) the number of days elapsed from January 1, 2015 through and including the date of termination plus (B) 365 and the denominator of which is 1,096; provided, further, that if the Committee has not made a provision for the substitution, assumption, exchange or other continuation of the Award in connection with a Change in Control, then the Earned CIC RSUs shall become fully vested immediately prior to the Change in Control. In addition, if the Participant’s employment is involuntarily terminated by the Company other than for Cause (and other than due to Disability) prior to occurrence of the Change in Control, and if it is reasonably demonstrated by the Participant that such termination of employment (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or anticipation of a Change in Control, then, in addition to the number of Restricted Stock Units that vest in accordance with Section 4(b) or Section 4(c), as applicable, the Participant shall vest in an additional number of Restricted Stock Units determined as the excess, if any, of (A) the number of Qualifying Termination RSUs (determined as if the Participant had remained employed with the Company through the date that a Change in Control occurs and incurred such termination immediately thereafter), over (b) the number of Restricted Stock Units that vested in accordance with Section 4(b) or Section 4(c), as applicable.

Section 17. Terms.

(i) Settlement. As soon as practicable following the applicable Vesting Date (which term shall, for purposes of this Section 5 only, include as applicable the date of any Change in Control, or any termination of employment, that results in vesting of Restricted Stock Units pursuant to Section 4), the Company shall settle the portion of the Award that is vested as of such date and shall therefore (i) issue and deliver to the Participant one share

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of Common Stock for each Restricted Stock Unit subject to the Award that has vested (the “RSU Shares”), with any fractional shares paid out in cash (and, upon such settlement, the Restricted Stock Units shall cease to be credited to the Account) and (ii) enter the Participant’s name as a stockholder of record with respect to the RSU Shares on the books of the Company. The Committee shall make all determinations with respect to the Performance-Based RSUs as soon as administratively practicable after the applicable Vesting Date, such that settlement of the earned and vested Restricted Stock Units shall be made within the applicable short-term deferral period for purposes of Section 409A of the Code.

(ii) Dividend Equivalents. If on any date that Restricted Stock Units remain credited to the Account, dividends or other distributions are made by the Company on outstanding shares of its Common Stock (“Shares”) (each, a “Dividend Payment Date”), then the Participant’s Account shall, as of each such Dividend Payment Date, be credited with an amount (each such amount, a “Dividend Equivalent Amount”) equal to the product of (i) the number of Restricted Stock Units in the Account as of the Dividend Payment Date and (ii) the per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or other property, the per Share equivalent cash value of such dividend as determined in good faith by the Committee). On the applicable Vesting Date, in connection with the settlement and delivery of RSU Shares as contemplated by Section 5(a), the Participant shall be entitled to receive a payment, without interest, of an amount in cash equal to the accumulated Dividend Equivalent Amounts in respect of the RSU Shares so delivered.

(iii) Taxes and Withholding. Upon the settlement of the Award in accordance with Section 5(a) hereof, the Participant shall recognize taxable income in respect of the Award, and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate. Upon the settlement of the Award in RSU Shares, the Participant shall be required as a condition of such settlement to pay to the Company by check or wire transfer the amount of any income, payroll, or social tax withholding that the Company determines is required; provided that the Participant may elect to satisfy such tax withholding obligation by having the Company withhold from the settlement that number of RSU Shares having a Fair Market Value equal to the amount of such withholding; provided, further, that the number of RSU Shares that may be so withheld by the Company shall be limited to that number of RSU Shares having an aggregate Fair Market Value on the date of such withholding equal to the aggregate amount of the Participant’s income, payroll and social tax liabilities based upon the applicable minimum withholding rates.

(iv) Restrictions. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to each Restricted Stock Unit credited to his Account, he has no voting rights with respect to the Company unless and until each such Restricted Stock Unit is settled in RSU Shares pursuant to Section 5(a) hereof.

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(v) Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock underlying the Restricted Stock Units unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the shares of Common Stock underlying the Restricted Stock Units and (ii) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Common Stock on the books of the Company. Thereafter, the Participant shall be the record owner of the RSU Shares settled upon such applicable date unless and until such RSU Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the RSU Shares.

Section 18. Miscellaneous.

(i) General Assets. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(ii) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

ExlService Holdings, Inc.

280 Park Avenue, 38th Floor

New York, NY 10017

Attention: General Counsel

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

Section 19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

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Section 20. No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

Section 21. Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 22. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

Section 23. Entire Agreement. This Agreement and the Plan and the Employment Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto (including the original Restricted Stock Unit Agreement between the Participant and the Company, dated April 29, 2015). No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

Section 24. Bound by Plan. By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan except to the extent otherwise provided in this Agreement.

Section 25. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 26. JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

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Section 27. Electronic Delivery and Acceptance. The Company has decided to deliver documents related to current or future participation in the Plan by electronic means and to request Participant’s consent to participate in the Plan by electronic means. Subject to the second sentence of Section 11 above, Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.

Section 28. Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

Section 29. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. PLEASE NOTE: Participant’s designation/election via the current plan administrator’s website that Participant has read and accepted the terms of this Agreement and the terms and conditions of the Plan is considered Participant’s electronic signature and Participant’s express consent to this Agreement and the terms and conditions set forth in the Plan.

[Remainder of page intentionally left blank; signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ExlService Holdings, Inc.

By:
Title:

Rohit Kapoor

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Exhibit A

The Company’s Average Stock Price will be computed. The Participant shall earn from 0% to 200% of the Restricted Stock Units based on the Average Stock Price achieved, pursuant to the chart below:

Average Stock Price	Vested or Earned Percentage
$50.00 or more	200%
$37.50	100%
Less than $37.50	0%

The percentage of Restricted Stock Units earned will be determined based on straight-line interpolation to the extent the Company’s Average Stock Price falls between $37.50 and $50.00. No Restricted Stock Units shall be earned if the Company’s Average Stock Price is less than $37.50. In the event that, at any time after April 29, 2015, any of the events described in Section 13 of the Plan occurs, equitable adjustments as determined by the Committee shall be made in the Average Stock Price targets listed above so that the difficulty of attaining the targets is neither increased nor decreased.

“The Company’s Average Stock Price”, when used with respect to any date other than a date on which a Change in Control occurs, shall mean the average Fair Market Value of the Common Stock over the 60 calendar days that immediately precede such date. “The Company’s Average Stock Price”, when used with respect to a date on which a Change in Control occurs, shall mean Fair Market Value on such date.

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Exhibit B

The Company’s Average Stock Price (as determined under Exhibit A) will be computed.

1. If termination of employment occurs prior to January 1, 2016, then the Participant shall earn from 0% to 200% of the Restricted Stock Units based on the Average Stock Price achieved, pursuant to the chart below:

Average Stock Price	Vested or Earned Percentage
$50.00 or more	200%
$37.50	100%
Less than $37.50	0%

The percentage of Restricted Stock Units earned will be determined based on straight-line interpolation to the extent the Company’s Average Stock Price falls between $37.50 and $50.00. No Restricted Stock Units shall be earned if the Company’s Average Stock Price is less than $37.50.

2. If termination of employment occurs on or after January 1, 2016, then the Participant shall earn from 0% to 200% of the Restricted Stock Units based on the Average Stock Price achieved, pursuant to the chart below:

Average Stock Price	Vested or Earned Percentage
“Adj Max Price” or more	200%
“Adj Min Price”	100%
Less than “Adj Min Price”	0%

The “Adj Max Price” shall be determined by straight-line interpolation between $35.40 and $50.00, based on the portion of the two-year period (1/1/16-12/31/17) elapsed through the date of termination of employment. The “Adj Min Price” shall be determined by straight-line interpolation between $31.23 and $37.50, based on the portion of the two-year period (1/1/16-12/31/17) elapsed through the date of termination of employment. The percentage of Restricted Stock Units earned will be determined based on straight-line interpolation to the extent the Company’s Average Stock Price falls between the Adj Min Price and the Adj Max Price. No Restricted Stock Units shall be earned if the Company’s Average Stock Price is less than the Adj Min Price.

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For example, if the date of termination of employment is July 1, 2016, and the Company’s Average Stock Price on July 1, 2016 was $35.30, then:

•	the Adj Max Price would be $39.05;

•	the Adj Min Price would be $32.80 (and no Restricted Stock Units would be earned if the Company’s Average Stock Price were less than $32.80); and

•	140% of the Restricted Stock Units would be earned.

3. In the event that, at any time after April 29, 2015, any of the events described in Section 13 of the Plan occurs, equitable adjustments as determined by the Committee shall be made in the Average Stock Price targets listed above so that the difficulty of attaining the targets is neither increased nor decreased.

4. For the avoidance of doubt, the number of Restricted Stock Units earned as determined in accordance with the foregoing provisions of this Exhibit B shall then be multiplied by the relevant fraction as contemplated by Section 4(c).

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EXHIBIT B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise, except as otherwise provided below. Capitalized terms used but not defined in this Release will have the meanings given to them in the Employment Agreement dated as of April     , 2015, between ExlService Holdings, Inc. (the “Company) and Rohit Kapoor (my “Employment Agreement”).

For and in consideration of the payments and benefits (other than Accrued Obligations) provided to me pursuant to Section 7 of the Employment Agreement (“Severance Benefits”), and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge the Company and each of its direct and indirect parent and subsidiary entities, and all of their respective predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof, including without limitation those arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my employment by or service to the Company or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law. I agree further that this Release may be pleaded as a full defense to any claim that is

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covered by this Release (collectively, “Covered Claims”) and that is raised in any action, suit, arbitration, or other proceeding that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release, I acknowledge that I intend to waive and release all rights known or unknown that are based on any Covered Claim that I may have against the Company Releasees under these and any other laws.

I acknowledge and agree that as of the date I execute this Release, I have either (x) not filed any Covered Claim against any of the Company Releasees before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”) or (y) if I have filed any such Covered Claim I will promptly withdraw it. I (i) acknowledge that I will not, on or after the date I execute this Release, initiate or cause to be initiated on my behalf any Proceeding that is based on any Covered Claim, and will not (except as required by law) participate in any Proceeding to the extent that it is based on any Covered Claim; and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding and attributable to any Covered Claim, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.

By executing this Release, I specifically release all Covered Claims relating to my employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the generality of the foregoing, I do not release (i) claims that arise under, or are preserved by, Section 7 of the Employment Agreement; (ii) claims based on events occurring on or after the date that I execute this Release; (iii) claims against any Company Releasee other than the Company and its affiliates that do not arise out of, or relate to, my employment with the Company or the termination thereof, (iv) claims I have solely in my capacity as a direct or indirect equity holder in any entity, (v) claims for indemnification with respect to services performed prior to the termination of my employment, whether pursuant to a contract, document, instrument, or law, or (vi) claims that cannot be waived by law. Nothing in this Release shall prevent me from (i) initiating or causing to be initiated on my behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of my claims under the ADEA (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

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I acknowledge that I have been given at least [21]/[45]2 days in which to consider this Release. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that if I execute this Release before [21]/[45] days have elapsed, I do so knowingly, voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

I understand that after executing this Release, I have the right to revoke it within seven days after its execution. I understand that this Release will not become effective and enforceable unless the seven-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven-day period.

This Release will become effective, irrevocable, and binding on the eighth day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to the Severance Benefits unless this Release is effective on or before the date that is 60 days following my Termination Date.

I hereby agree to waive any and all claims to re-employment with the Company or any of its affiliates and affirmatively agree not to seek further employment with the Company or any of its affiliates.

The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

This Release will be governed in accordance with the laws of the State of New York, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release or claim of breach hereof will be resolved in accordance with the provisions of Section 12(g) of the Employment Agreement. By execution of this Release, I am waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Release.

Rohit Kapoor

DATE

[2]	Note to Draft: To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

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